The Board of Directors
Tanke Biosciences Corporation
(Formerly known as Greyhound Commissary, Inc.)

We hereby consent to the use in the Current Report on Form 8-K/A of Tanke Bioscience Corporation (formerly known as Greyhound Commissary, Inc.) of our report dated May 12, 2011, relating to the consolidated financial statements of Guangzhou Tanke Industry Co,Ltd. As of and for the year ended December 31,2010 and 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

PARKER RANDALL CF (H.K.) CPA LIMITED
Certified Public Accountants,
Hong Kong

October 18, 2011